Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 23, 2015, (except for Note 8, as to which the date is April 20, 2015) with respect to the financial statements of CoLucid Pharmaceuticals, Inc. contained in Amendment No. 6 to the Registration Statement (File No. 333-203100) and Prospectus of CoLucid Pharmaceuticals, Inc. for the registration of its common stock. We consent to the incorporation by reference of the aforementioned report in the Registration Statement on Form S-8 relating to the 2015 Equity Incentive Plan, 2015 Employee Stock Purchase Plan, and 2006 Equity Incentive Plan.

/s/ GRANT THORNTON LLP

Charlotte, North Carolina
May 5, 2015